Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of our report dated July 27, 2026, relating to the consolidated financial statements of Ga Sai Tong Enterprise Limited and its subsidiaries comprising the consolidated balance sheets as of December 31, 2025 and 2024 and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the two-year period ended December 31, 2025 and related notes.

We also consent to the reference to our Firm under the caption "Experts" in the Registration Statement.

/s/ SRCO, C.P.A., Professional Corporation

CERTIFIED PUBLIC ACCOUNTANTS

Amherst, NY

July 27, 2026